Exhibit 99.3

Supplemental Agreement

This supplemental agreement (this “Agreement”), dated as of October 31, 2015, is by and between Melodious International Investments Group Limited, formerly known as Yes Yield Investments Limited, a company incorporated under the laws of the British Virgin Islands (the “Option Holder”), and Solar Power, Inc., a California corporation (the “Company”).

Whereas, the Option Holder and the Company entered into an option agreement on May 4, 2015 (the “Option Agreement”). According to Section 1.1 of the Option Agreement, the Company grants the Option Holder an option to purchase 9,260,000 Common Shares at the total purchase price of US$25,002,000 on or prior to the date that is six months from the date of the Option Agreement.

Whereas, the Option Holder has issued a written notice to purchase 3,703,704 Common Shares at the total purchase price of US$10,000,000.8 and the proposed Closing Date should not be later than November 20, 2015.

Whereas, the Option Holder desires to extend the Option Deadline.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in the Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Option Holder further agree as follows:

1.

The Company agrees to extend the Option Deadline to purchase the remaining 5,556,296 Common Shares at the total purchase price of US$15,001,999.2 to a date that is eight (8) months from the date hereof; and

2.	Section 1.1 of the Option Agreement is hereby amended by deleting the last sentence therein.

Capitalized terms used but not defined herein shall have the same meanings as in the Option Agreement.

This Agreement, along with the Option Agreement, constitutes a complete statement of the terms of the agreement between the Company and the Option Holder with respect to its subject matter.

* * * *

IN WITNESS WHEREOF, the parties caused their signatures of their duly authorized officers to be set forth on the day and year first written above.

Solar Power, Inc.

/s/ Xiaofeng Peng.

Melodious International Investments Group Limited

/s/ Jilun He